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                                                                    Exhibit 23.1


       CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS



We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-76236 and 33-93668) pertaining to the 1993 Directors' Stock Option Plan of Incyte Pharmaceuticals, Inc., (Form S-8 Nos. 33-76344, 33-93666, 333-13449, 333-31413, 333-47178, 333-63069 and 333-83291) pertaining to the 1991
Stock Plan of Incyte Pharmaceuticals, Inc., (Form S-8 Nos. 333-31409 and 333-47180) pertaining to the 1997 Employee Stock Purchase Plan of Incyte Pharmaceuticals, Inc., (Form S-8 No. 333-46639) pertaining to Options Assumed By Incyte Pharmaceuticals, Inc. Originally Granted Under The Synteni, Inc. 1996 Equity Incentive Plan, (Form S-8 No. 333-67691) pertaining to Options Issued By Incyte Pharmaceuticals, Inc. to Former Optionholders of Hexagen Limited, (Form S-8 No. 333-54496) pertaining to Options Assumed By Incyte Genomics, Inc. Originally Granted Under The Proteome, Inc. 1998 Employee, Director, And Consultant Stock Option Plan, (Form S-3 No. 333-36318) pertaining to the 5.5% Convertible Subordinated Notes Due 2007 and Shares of Common Stock Issuable Upon Conversion of the Notes, and (Form S-3 No. 333-55826) pertaining to 1,248,522 Shares of Common Stock and the related Prospectuses of our report dated January 23, 2001, with respect to the consolidated financial statements and schedule of Incyte Genomics, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2000.



                                           /s/ ERNST & YOUNG LLP


Palo Alto, California
March 28, 2001